    NEWS RELEASE

Company Contact	Investor Contact
Jon Wilson	Brett L. Perry
Chief Financial Officer	Shelton Group
503-615-1685	214-272-0070
jon.wilson@radisys.com	bperry@sheltongroup.com

Radisys Announces Preliminary First Quarter Revenue Exceeding High-End of Guidance Range

HILLSBORO, OR - April 9, 2018 - Radisys Corporation (NASDAQ: RSYS), a global leader of open telecom solutions, today announced preliminary first quarter 2018 revenue of approximately $25.5 million, exceeding the high-end of the Company’s prior guidance range of $22 million to $24 million. The Company also expects non-GAAP earnings per share to be within the prior guidance range of ($0.12) to ($0.08) per share.

"Our preliminary first quarter results reflect better than anticipated orders, primarily in our Hardware Solutions segment, with Software-Systems in-line with our expectations," said Brian Bronson, Radisys president and CEO. "Importantly, we remain on track to return to non-GAAP profitability in the second half of this year, as we benefit from our recently implemented cost-reduction initiatives and Software-Systems increasingly becomes a greater portion of total revenue. We look forward to sharing more details in our upcoming first quarter earnings conference call."

Radisys will report its complete first quarter 2018 results as part of the Company’s quarterly earnings conference call, which is currently scheduled for May 1, 2018.

These results are preliminary and unaudited and subject to adjustment during the standard accounting close process.

About Radisys
Radisys (NASDAQ: RSYS) helps communications and content providers, and their strategic partners, create new revenue streams and drive cost out of their services delivery infrastructure. Radisys’ hyperscale software defined infrastructure, service aware traffic distribution platforms, real-time media processing engines and wireless access technologies enable its customers to maximize, virtualize and monetize their networks. For more information about Radisys, please visit www.radisys.com.

Forward-Looking Statements
This press release contains forward-looking statements, including statements about the Company's business, preliminary results of operations, financial outlook and expectations for the first quarter of 2018, Actual results could differ materially from the preliminary results of operations, outlook guidance and expectations in these forward-looking statements as a result of a number of risk factors which are outlined in the Company’s most recent Form 10-K and Form 10-Q filings with the Securities and Exchange Commission (SEC), copies of which may be obtained by contacting the Company at 503-615-1100, from the Company's investor relations web site at http://investor.radisys.com/, or at the SEC's website at http://www.sec.gov. Although forward-looking statements help provide additional information about Radisys, investors should keep in mind that forward-looking statements are inherently less reliable than historical information. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company believes its expectations and assumptions are reasonable, but there can be no assurance that the expectations reflected herein will be achieved. All information in this press release is as of the date of this release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.